Exhibit (g)(2)

AMENDMENT

TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) dated March 27, 2018 is by and between Reality Shares ETF Trust (the “Trust”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Trust entered into a Custody Agreement dated as of January 21, 2014 (the “Agreement”) relating to BNY Mellon’s provision of services to the Trust and each of its series identified on Schedule II (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Article I of the Agreement is hereby amended and supplemented by adding the following Definitions:

““Economic Sanctions Compliance Program” shall mean those programs, policies, procedures and measures designed to ensure compliance with, and prevent violations of, Sanctions.

“Sanctions” shall mean all economic sanctions, laws, rules, regulations, executive orders and requirements administered by any governmental authority of the U.S. (including the U.S. Office of Foreign Assets Control), and the European Union (including any national jurisdiction or member state thereof), in addition to any other applicable authority with jurisdiction over the Trust.”

2.	Article VIII of the Agreement is hereby amended and supplemented by adding the following:

“12.    (a)     Throughout the term of this Agreement, the Trust (i) shall maintain, and comply with, an Economic Sanctions Compliance Program which includes measures to accomplish effective and timely scanning of all relevant data with respect to its clients and with respect to incoming or outgoing assets or transactions; (ii) shall ensure that neither the Trust nor any of its affiliates, directors, officers, employees or clients (to the extent such clients are covered by this Agreement) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions, or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions; and (iii) shall not, directly or indirectly, use the Accounts in any manner that would result in a violation of Sanctions.

(b)       The Trust will promptly provide to the Custodian such information as the Custodian reasonably requests in connection with the matters referenced in this Article VIII, Section 12, including information regarding the Accounts, the assets held or to be held in the Accounts, the source thereof, and the identity of any individual or entity having or claiming an interest therein. The Custodian may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Article VIII, Section 12. If the Custodian declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, the Custodian will inform the Trust as soon as reasonably practicable.”

3.	Section 1 of Article IX of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)      This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on January 1, 2023 (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)       This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Trust or Custodian gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than one hundred and eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term (a "Non-Renewal Notice"). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

(c)       In the event such notice is given by the Trust, it shall be accompanied by a copy of a resolution of the board of the Trust, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating a successor custodian or custodians, each of which shall be a bank or trust company having not less than $2,000,000 aggregate capital, surplus and undivided profits. In the event such notice is given by Custodian, the Trust shall, on or before the termination date, deliver to Custodian a copy of a resolution of the board of the Trust, certified by the Secretary or any Assistant Secretary, designating a successor custodian or custodians. In the absence of such designation by the Trust, Custodian may designate a successor custodian which shall be a bank or trust company having not less than $2,000,000 aggregate capital, surplus and undivided profits. Upon the date set forth in such notice this Agreement shall terminate, and Custodian shall upon receipt of a notice of acceptance by the successor custodian on that date deliver directly to the successor custodian all Securities and money then owned by the Trust and held by it as Custodian, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled.

(d)       If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e)       Notwithstanding any other provision of this Agreement, Custodian may in its sole discretion terminate this Agreement immediately by sending notice thereof to the Trust upon the happening of any of the following: (i) the Trust commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Trust any such case or proceeding; (ii) the Trust commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Trust or any substantial part of its property or there is commenced against the Trust any such case or proceeding; (iii) the Trust makes a general assignment for the benefit of creditors; or (iv) the Trust admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. Custodian may exercise its termination right under this Article IX subsection (e) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by Custodian of its termination right under this subsection (e) shall be without any prejudice to any other remedies or rights available to Custodian and shall not be subject to any fee or penalty, whether monetary or equitable. Notice of termination under this Article IX subsection (e) shall be considered given and effective when given, not when received.”

4.	Section 3 of Article IX of the Agreement is hereby deleted in its entirety.

5.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 3 above) rather than in a “Renewal Term.”

6.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the meaning ascribed to such term in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

REALITY SHARES ETF TRUST
On behalf of each Series identified on Schedule II attached to the Agreement

By:	/s/ Tom Trivella
Name:	Tom Trivella
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Name:	Elizabeth Stubenrauch
Title:	RE

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